Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-181205) of Ulta Salon, Cosmetics & Fragrance, Inc., and

(2) Registration Statements (Form S-8 No. 333-147127 and Form S-8 No. 333-176735) pertaining to the Ulta Salon, Cosmetics & Fragrance, Inc. 2007 and 2011 Incentive Award Plans, the Ulta Salon, Cosmetics & Fragrance, Inc. 2002 Equity Incentive Plan and the Ulta Salon, Cosmetics & Fragrance, Inc. Second Amended and Restated Restricted Stock Option Plan

of our reports dated April 2, 2014, with respect to the consolidated financial statements of Ulta Salon, Cosmetics & Fragrance, Inc. and the effectiveness of internal control over financial reporting of Ulta Salon, Cosmetics & Fragrance, Inc., included in this Annual Report (Form 10-K) for the year ended February 1, 2014.

/s/ Ernst & Young LLP

Chicago, Illinois

April 2, 2014